Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

               AGREEMENT made as of the 12th day of September, 2007, by and between Electro Energy, Inc., a Florida corporation (the “Company”), and Michael E. Reed (the “Executive”), with an address of 12 Sun Pond Lane, New Milford, CT 06776.

               WHEREAS, on May 30, 2006, the Company’s Board of Directors appointed the Executive to the positions of Chief Executive Officer and President and since that date the Executive had been serving in those capacities; and

               WHEREAS, the Company and the Executive have not entered into an employment agreement setting forth the terms and conditions of such employment; and

               WHEREAS, the Executive and the Company desire to formalize the terms of Executive’s compensation package that was recommended at a meeting of the Company’s Compensation Committee held on July 25, 2007 and approved at a meeting of the Company’s Board of Directors held on September 12, 2007.

               NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency which is hereby acknowledged, the parties hereby agree as follows:

               1.     Employment, Acceptance and Term.

                               1.1      Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ the Executive and the Executive agrees to serve the Company, as the Chief Executive Officer (the “CEO”) and President of the Company.

                               1.2      The period during which the Executive shall furnish services hereunder (the “Employment Period”) shall commence on the date first written above (the “Effective Date”) and shall end on the third anniversary of the Effective Date; provided, however, that either the Company or the Executive may elect to terminate this Agreement subject to the termination and severance provisions set forth herein.

               2.     Duties and Authority. During the Employment Period: (a) the Executive shall use his best efforts, skill and abilities to promote and protect the interests of the Company and devote his full business time and energies to the business and affairs of the Company; (b) the Executive shall not accept any other employment outside the Company and any of its subsidiaries or affiliates (whether or not for compensation), nor shall he permit personal business interests to interfere with the performance of his duties hereunder; and (c) as Chief Executive Officer and President of the Company, the Executive shall have such duties as are customarily assigned to such position and such additional duties assigned to him from time to time by the Company’s Board of Directors that are reasonably appropriate for the Chief Executive Officer and President of the Company.

               3.     Compensation.

                               3.1      Base Salary. The Company shall pay to the Executive in accordance with the Company’s compensation payment policies a base salary at the annual rate of $240,000, payable in equal biweekly installments (“Base Salary”). The Executive’s Compensation shall be subject to annual review at the end of each Calendar year, or as otherwise agreed to by the parties hereto, and may be increased but not decreased by an amount determined by the Company, in its sole discretion, after taking into consideration the Executive’s performance, the Company’s performance, and such other factors as the Company deems relevant.

                               3.2      Stock Grants. During the Employment Period, Executive shall be eligible to participate in the Company’s Restricted Stock Plan and shall be granted restricted shares of the Company’s Common Stock, in an amount valued no less than one percent (1%) of the increase in the Company’s market valuation as of December 31 of each year.

                               3.3      Bonus. During the Employment Period, the Executive shall be eligible to receive an annual bonus (“Bonus”) in accordance with the Company’s bonus policy as such policy is in effect from time to time, in the sole discretion of the Company, provided that the Executive is employed by the Company on the bonus payment date and is not then subject to a notice of termination or has not provided notice of his intention to resign. Executive shall have the opportunity to earn a Bonus in the amount of a maximum of one-hundred percent (100%) of the Executive’s Base Salary. The Bonus opportunity shall be based upon performance measures to be mutually agreed upon by the Executive and the Company prior to the start of the fiscal year to which the bonus will relate or as soon as practicable thereafter. The Company may pay up to one-half of the Bonus in the form of restricted stock.

                               3.4      Bonus for Past Performance as COO The Company hereby agrees to pay to the Executive bonus compensation in the amount of $120,000 for his service as COO and President prior to December 31, 2006 (the “Initial Period”). One-half of the value of this bonus shall be paid in cash and the remainder, as of the Effective Date, shall be paid by a grant of unregistered shares of the Company’s Common Stock at the closing price of the Company’s Common Stock as of the Effective Date.

                               3.5      Taxes and Withholdings. All references herein to compensation (including, but not limited to, Base Salary and the Bonus) to be paid to the Executive are to the gross amounts thereof which are due hereunder. The Company shall have the right to deduct therefrom all sums which may be required to be deducted or withheld under any provision of U.S. federal, state or local law (including, but not limited to, social security payments, income tax withholding, and any other deduction required by law) now in effect or which may become effective at any time during the term of this Agreement.

               4.     Expenses. In addition to the compensation payable to the Executive pursuant to Section 3 hereof, the Company shall, upon submission of proper vouchers in respect thereof, pay or reimburse the Executive in accordance with the Company’s reimbursement and expenses policies, as in effect from time to time, for all reasonable business and entertainment expenses necessarily incurred by him during the Employment Period and in connection with the Company’s business. During the Employment Period, the Company shall provide the Executive with an allowance for expenses that the Executive incurs in connection with owning or leasing an automobile in the amount of $833.33 per month. The Company will reimburse the Executive for his actual costs for fuel, parking, maintenance and repairs.

               5.      Additional Benefits.

                               5.1      During the Employment Period, the Executive shall be entitled to participate (subject to uniformly applicable requirements for participation), in any health, disability, profit sharing, retirement or insurance plan maintained by the Company from time to time for the benefit of its similarly situated employees.

                               5.2      During the Employment Period, the Executive shall be entitled to twenty vacation paid days per year in accordance with the Company’s policies which may require that vacations be used or forfeited in any given year. Vacations are to be taken at such time or times as shall be mutually agreed upon between the Company and the Executive.

                               5.3      During the Employment Period, the Executive shall be entitled to participate in the Company’s Incentive Stock Option Plan (“ISOP”) in accordance with the rules of such Plan as in effect from time to time. Accordingly, Executive shall be granted 200,000 Stock Options (or the equivalent number of Stock Options after any post-July, 2007 stock splits or reverse stock splits) per year, the first grant to occur on the Effective Date. Such grants shall be awarded in accordance with the ISOP, but in no event shall the grants be awarded later than February 15 of each calendar year. Grants of Stock Options to the Executive shall be subject to vesting in equal amounts beginning on the first anniversary of their respective grant date and ending on the fourth anniversary of their respective grant date, provided that the Executive remains employed by the Company on the respective vesting dates, subject to any accelerated vesting as provided herein. Notwithstanding anything contained herein or in the ISOP to the contrary, Executive shall be granted 200,000 Stock Options with respect to his service during the Initial Period.

                               5.4      The Company shall during the Employment Period maintain, for the benefit of the Executive, a standard life insurance policy valued twice the Executive’s Base Salary. Alternatively, at the Executive’s election by written notice, the Company may reimburse the Executive for the premiums associated with a policy of similar value.

                               5.5      Throughout the Employment Period, the Company shall maintain a standard long-term disability insurance policy for the benefit of the Executive with an annualized benefit amount of the lesser of (a) sixty percent (60%) of Base Salary or (b) $144,000 ($12,000 per month).

                               5.6      The Company shall reimburse the Executive for all reasonable and necessary expenses arising out of Executive’s annual physical at the Mayo Clinic, or other comparable facility reasonably selected by Executive.

               6.     Termination of Employment. Notwithstanding the provisions of Section 1 hereof to the contrary, the Executive’s employment under this Agreement shall terminate upon the happening of any of the following events, whereupon the Company shall have no further obligations to the Executive hereunder, other than to pay the Executive his Base Salary up to and including his last day of employment, and if applicable, the additional amounts pursuant to Section 7:

                               6.1      The Company shall have the right to discharge the Executive at any time with “Cause” by written notice. For purposes of this Agreement, “Cause” shall mean (a) material breach (whether by willful act or willful omission or through gross and continuing misconduct or neglect) or violation by the Executive of any material term or provision of this Agreement with failure to cure such breach after thirty days’ prior written notice by the Company, (b) material breach of that certain Confidentiality and Invention Assignment Agreement executed by the Executive, (c) the Executive’s failure to act subject to and in accordance with any proper and lawful specific direction of the Board of Directors of the Company or the internal rules and policies established by the Company (as published and delivered to the Executive from time to time), (d) fraud or dishonesty on the part of the Executive or the Executive’s commission of any act of moral turpitude affecting the Company or its prospects, (e) knowingly providing aid to a competitor constituting a breach to of the Executive’s fiduciary duties to the Company, or (f) the Executive’s violation of any material statute governing the business of the Company, or of any material rules or regulations promulgated by any regulatory body governing the Company or its business.

                               6.2      The Company shall have the right to terminate the Executive’s employment at any time without “Cause” by written notice.

                               6.3      Executive’s employment under this Agreement shall terminate automatically and without notice, if the Executive shall die during the term hereof.

                               6.4      Executive’s employment under this Agreement shall terminate upon (i) not less than sixty (60) days prior written notice to the Executive, if the Executive shall become “disabled” as defined in any group disability policy maintained by the Company for the benefit of its employees, provided that in the event of such termination, the Executive shall be entitled to receive all compensation and benefits payable to him pursuant to Sections 3, 4 and 5 hereof until the date set forth in such notice and (ii) during the period that the Executive shall be receiving compensation as provided in clause (i) above, he shall for all purposes continue to be considered an employee of the Company.

                               6.5      Executive’s employment under this Agreement shall terminate upon termination of the Executive’s employment with the Company by mutual agreement between the Company and the Executive.

                               6.6      The Executive may terminate his employment under this Agreement for Good Reason by provision of written notice to the Company within thirty (30) days following the occurrence of the event which constitutes Good Reason. For purposes of this Agreement, “Good Reason” shall mean a material breach of this Agreement by the Company (including but not limited to a substantial reduction in the Executive’s duties or substantial decrease in the Executive’s authority or compensation (excluding decreases in the value of equity-based compensation attributable to market forces) as set forth herein) which breach has not been cured by the Company within fifteen (15) business days after the Executive has provided written notice to the Company alleging such breach.

                               6.7      The Executive may terminate his employment under this Agreement other than for Good Reason upon the Executive’s provision of no less than six (6) months’ prior written notice of resignation to the Company for any reason. The Executive agrees that Executive’s resignation shall not become effective until the end of that six (six) month notice period unless the Executive and the Company mutually agree otherwise in writing.

               7.     Effect of Certain Terminations of Employment.

                               7.1      Upon (i) termination without Cause pursuant to Section 6.2 of this Agreement, (ii) upon non-renewal of this Agreement by the Company or (iii) termination of this Agreement by the Executive for Good Reason pursuant to Section 6.6, then (A) the Company shall, for a period of twelve (12) months from the date of such termination (the “Standard Severance Period”), (1) continue to pay the Executive’s Base Salary (at the rate payable at the time of such termination); (2) pay the Executive a pro-rated bonus based on 100% of Executive’s Base Salary with the bonus amount to be paid out in equal semi-annual installments; and (3) pay to the Executive all health and other insurance benefits provided during the Employment Period and (B) all unvested equity-based compensation previously granted to Employee including, without limitation, Stock Options and shares of Restricted Stock, shall vest immediately, unless otherwise indicated in writing by Executive, (iii) any unvested portion of Executive’s retirement benefits shall accelerate and vest immediately, unless otherwise indicated in writing by Executive and (iii) the Executive may exercise any unexercised Options during the Standard Severance Period .

                               7.2      Upon termination without Cause (including non-renewal of this Agreement) or resignation for Good Reason within one (1) year after a Change in Control, as defined below, then (A) the Company shall, for a period of twenty four (24) months from the date of such termination (the ” Change of Control Severance Period”), (1) continue to pay the Executive’s Base Salary (at the rate payable at the time of such termination or resignation); (2) pay the Executive a pro-rated bonus based on 100% of Executive’s Base Salary with the bonus amount to be paid out in equal semi-annual installments; and (3) pay to the Executive all health and other insurance benefits provided during the Employment Period and (B) all unvested equity-based compensation previously granted to Employee including, without limitation, Stock Options and shares of Restricted Stock, shall vest immediately, unless otherwise indicated in writing by Executive, (iii) any unvested portion of Executive’s retirement benefits shall accelerate and vest immediately, unless otherwise indicated in writing by Executive and (iii) the Executive may exercise any unexercised Options during the Change of Control Severance Period .

                               For purposes of this Agreement, a “Change in Control” shall be deemed to occur on the first to occur of the following events:

(i)	such time as any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”, whether or not the Company is then subject to the requirements of the Exchange Act) (other than the Company or a person that, as of the Effective Date, directly or indirectly controls, is controlled by, or is under common control with, the Company) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities;

(ii)	the consummation of a merger or consolidation of the Company with or into any other corporation, other than a merger or consolidation that would result in the voting securities of the Company that are outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power represented by the voting securities of the Company or such surviving entity or parent, outstanding immediately after such merger or consolidation;

(iii)	the consummation of a plan of complete liquidation of the Company or of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iv)	in the event that the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: individuals who, on the Effective Date, constitute the Board of Directors of the Company and any new director of the Company (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors of the Company or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors of the Company then still in office who either were directors of the Company on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended.

               8.     Nonsolicitation, Noncompetition and Confidential Information.

                               8.1      Nonsolicitation.

                               (a)      During the Executive’s employment with the Company and for a period of one year following the termination of the Executive’s employment for any reason, whether or not such termination is pursuant to the terms of this Agreement or by expiration of the Agreement, the Executive agrees that the Executive will not, in any manner, directly or indirectly, solicit by mail, by telephone, by personal meeting, or by any other means, either directly or indirectly, any client or prospective client of the Company to whom the Executive provided services, with or for whom the Executive transacted business, or whose identity became known to the Executive in connection with the Executive’s employment with the Company or otherwise interfere with or damage (or attempt to interfere or damage) any relationship between the Company and any such client or prospective client. While employed by the Company, the Executive may develop business with individuals the Executive knew or who were familiar with prior to joining the Company. In developing such business, the Executive will be acting as a representative of the Company and will be utilizing and benefiting from the Company’s goodwill, reputation, name recognition, and other assets and resources. The Executive therefore agrees that such people will be subject to the provisions of this paragraph.

                               (b)      During the Executive’s employment with the Company and for a period of one year following termination of employment with the Company for any reason, whether or not such termination is pursuant to the terms of this Agreement or by expiration of the Agreement, the Executive agrees that the Executive will not, in any manner, directly or indirectly, solicit, encourage, or enter into any arrangement with any person who is an employee of the Company to terminate employment with the Company or to apply for or accept employment with any business or entity which does any business in competition with any business of the Company (as hereinafter defined).

                               8.2      Noncompetition. The Executive agrees and acknowledges that the Company’s business is global in nature. Unless approved in advance in writing by the Company, during the Executive’s employment with the Company and for a period of one year following termination of the Executive’s employment with the Company for any reason , whether or not such termination is pursuant to the terms of this Agreement or by expiration of the Agreement, the Executive agrees that the Executive will not, in any manner, directly or indirectly, engage in any business, located in anywhere in the world, including without limitation, the United states, in competition with any business of the Company in which the Executive was engaged directly or substantively during any portion of the Executive’s employment at the Company. “Competition” shall be construed liberally.

                               8.3      Definitions.

                               (a)      The terms “solicit” or “soliciting” as used herein shall mean any contact or communication of any kind whatsoever, regardless of who initiates the contact, for the purpose of inviting, encouraging or requesting any client or prospective client to transfer business from the Company to the Executive or any other or otherwise discontinue a business relationship with the Company.

                               (b)      The words “engage in any business” as used herein mean to form, become interested in, operate or be associated by employment with a business or otherwise to serve as an agent, representative, principal, officer, director, stockholder, partner, co-venturer or consultant with respect to any business or entity through which any business is conducted.

                               (c)      The words “in competition with any business of the Company” as used herein mean that the Executive or any entity with which the Executive becomes associated is conducting business involving the same or similar products or services or classes of products and services or soliciting, servicing or doing business with the same or similar customers or counterparties or class of customers or counterparties as any business in which the Executive was directly or substantively engaged as an employee of the Company. The word “competition” also includes, but is not limited to, the Executive’s transmittal of communications into or the Executive’s conduct within (in person, or by telephone, telecopier, e-mail, computer or other means) the geographic limits of this Section 8 and the Executive’s associating with a competitive business located within the geographic limits of this Section 8 regardless of the Executive’s location at the time the Executive engages in any such activity.

                               8.4      Confidential Information. The Executive agrees that he shall not at any time (whether during the period of his employment hereunder, the period of non-competition hereunder, or at any time thereafter) use, outside the scope of his employment hereunder or disclose to any person, corporation, firm, partnership or other entity whatsoever, or to any officer, director, stockholder, partner, associate, employee, agent or representative of any thereof, any confidential information or trade secrets of or relating to the Company, its subsidiaries or affiliates. Notwithstanding anything to the contrary contained in this Section 8.4 the Company agrees that information relating to the Company, its subsidiaries or affiliates, which is generally available to the public other than due to disclosure by the Executive, shall not be considered confidential information pursuant to this Section 8.4 and after prior written notice to the Company, the Executive shall be permitted to disclose confidential information to the extent he is compelled to do so by a court of relevant jurisdiction or applicable statute or regulation. This Section 8.4 supplements and does not replace that certain Confidentiality and Invention Assignment Agreement executed by the Executive.

                               8.5      Return of Property. The Executive will promptly deliver to the Company, upon the termination of the Executive’s association with the Company as an employee, consultant, officer and/or director or, if earlier, upon the request of the Company, all documents and other tangible media (including all originals, copies, reproductions, digests, abstracts, summaries, analyses, notes, notebooks, drawings, manuals, memoranda, records, reports, plans, specifications, devices, formulas, storage media, including software, and computer printouts) in the Executive’s actual or constructive possession or control that contain, reflect, disclose or relate to any Confidential Information. The Executive will destroy any related computer entries on equipment or media not owned by the Company.

                               8.6      Injunctive Relief. The Company and its subsidiaries and affiliates shall be entitled, in addition to any other right and remedy they may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the Executive from any violation or threatened violation of this Section 8, and the Executive hereby consents to the issuance of such injunction.

                               8.7      If any of the rights or restrictions contained or provided for in this Section 8 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope, or other provisions hereof, or any other provision of this Agreement, the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope or other provisions and enforce this Section 8 in its reduced form for all purposes in the manner contemplated hereby. This Section 8 shall survive the expiration or earlier termination of this Agreement and the termination of the Executive’s employment hereunder.

               9.     Indemnification. The Company shall indemnify, to the fullest extent permitted by applicable state law and the by-laws of the Company, all amounts (including without limitation judgments, fines, settlement payments, expenses and attorney’s fees) incurred or paid by the Executive in connection with any claim, action, suit, investigation or proceeding arising out of or relating to the performance by the Executive of services for, or the acting by him as a director, officer or employee of the Company, and subsidiary of the Company or any other person or enterprise at the Company’s request (collectively, ““Claims”). During the Executive’s employment with the Company and following the termination of the Executive’s employment with the Company for any reason, the Executive shall be covered with respect to any Claims under any director’s and officer’s liability insurance policy maintained by the Company which covers other similarly situated employees of the Company. This Section 9 shall survive the expiration or earlier termination of this Agreement and the termination of the Executive’s employment hereunder.

               10.     Notices. All notices hereunder and other communications required or permitted to be given to either party hereto shall be in writing and delivered by hand; overnight courier service or overnight mail; registered mail, postage prepaid; or by fax, addressed to such party at its address referred to above, or at such address as such party may from time to time designate by written notice to the other party hereto, given in accordance with the provisions of this Section 10. Any such notice or other communication shall be deemed to have been given on the date delivered by hand; on the following day if given by overnight courier service or overnight mail; on the fifth (5th) day after the mailing thereof or on the following day if given by fax.

               11.     Assignment. This is a personal services agreement and the Executive may not assign this Agreement to any third party. The Company may assign this Agreement and the benefits hereunder without the consent of the Executive and without being relieved from any liability hereunder, to any of its direct or indirect “affiliates” or “associates” (as such terms are defined in Rule 405 of the Rules and Regulations promulgated under the Securities Act of 1933, as amended) and to any entity with which or into which the Company may be merged or combined.

               12.     Arbitration. Any dispute or controversy arising between or among the parties hereto regarding any of the terms of this Agreement or the breach thereof, the determination of which is not otherwise provided for in this Agreement, shall be submitted to and determined in arbitration in Fairfield County, Conn. in accordance with the rules then in effect of the American Arbitration Association. The arbitrators are hereby instructed to enforce this Agreement as written. In any arbitration, all services and notices shall be served or given in accordance with Section 10. Any award or decision made by the arbitrators shall be conclusive in the absence of fraud, and judgment upon said award or decision may be entered in any court having jurisdiction thereof. Each party shall bear his or its own costs (including attorneys’ fees) in connection with the arbitration of any dispute or controversy under this Agreement, unless otherwise ordered by the arbitrator in accordance with law. The parties hereto agree that for purposes of this Agreement all disputes hereunder shall be deemed to be between Electro Energy, Inc. and Executive.

               13.     Non-waiver of Rights of Parties. No right or power of any party under this Agreement shall be deemed to have been waived by any act or conduct on the part of such party, or by any neglect to exercise that right or power, or by any delay in so doing; and, except as otherwise provided herein, every right or power shall continue in full force and effect until specifically waived or released by an instrument in writing executed by such party

               14.     Entire Agreement. Unless otherwise expressly stated herein, this Agreement represents the Company’s and the Executive’s entire understanding with respect to the subject matter contained in this Agreement and supercedes all previous undertakings, written or oral between the Company and the Executive concerning the subject matters of this Agreement.

               15.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut without giving effect to its principles of conflicts of laws.

               16.     Captions. All captions and headings herein contained are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

               17.     Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

               IN WITNESS WHEREOF, the parties here executed this Agreement as of the day and year first above written.

ELECTRO ENERGY, INC.

By:	_____________________________, Name: Its __________________________ Hereunto duly authorized

/s/ Michael E. Reed Michael E. Reed